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                     January 16, 2024

       Andrew Cohen
       Chief Executive Officer
       Chain Bridge I
       8 The Green # 17538
       Dover, DE 19901

                                                        Re: Chain Bridge I
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 2,
2024
                                                            File No. 001-41047

       Dear Andrew Cohen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jennifer Wong